Exhibit 10.9

Marketing Agreement

1)	This Agreement is entered into by and between OneGoodLove, (the “GL”) and OSL Holdings, Inc. (“OSL”).

2)
OSL is currently developing and offering a variety of products and services and the GL would like those products and services to be offered to its members and prospects. The parties intend that the successful implementation of this Agreement will assist OSL in developing and marketing its product and services mix, will assist in providing important product and services to the GL’s members and prospects, will generate fees for both parties and increase customer and membership bases, sponsorships and associated partnerships.

3)	OSL will launch a Rewards program outlined in Exhibit A that will use the GL and OSL partnerships as a vehicle to engage prospective members and retail partners for the benefit of GL and OSL.

4)	GL hereby agrees to exclusively endorse the OSL Rewards Program and grants OSL the third party marketing rights to its membership for the following Products
(a)	Loyalty Rewards (Event, HR, Supplier, Consumer)
(b)	Any other product or service mutually agreed upon

All such products and services listed here in Paragraph 3 or agreed upon in the future shall be (“Products”) herein. GL shall not endorse or permit to be offered as endorsed at its website or events any Products from sources other than OSL or GL.

It is also understood there may be pre-existing agreements with members or sponsors that may overlap some of the listed Products.  The GL has provided a list of these agreements in Exhibit B that both parties agree are non-conflicting with this Agreement.

As consideration for the exclusive endorsement and exclusive marketing rights granted by the GL, OSL will provide a share of fees to the GL equal to 4% of fees received by OSL from members or prospects of the GL for any and all of the Products.

5)	During the term of this Agreement

a)
GL and OSL agree to actively market the Products and as part of this marketing will issue periodic joint press releases after the execution of this agreement, prior to an event or program launch and otherwise as needed.

b)
OSL shall have the right to use the words “endorsed” by the GL and an “Exclusive Marketing Partner” of GL for those areas listed in paragraph 3 and use the GL’s logo and any other terms and images mutually agreed upon on its web sites and promotional materials.

i)	Additionally the GL will use its best efforts to cross promote the Products on its website and general communication to its members.
c)	GL shall include marketing materials for OSL at events, in newsletters and endorsed emails to be distributed by the GL and/or OSL.
d)	OSL & GL will have access to each others members, sponsors and the GL’s general database to market the Products.
e)	OSL & GL may also enter into mutually agreed upon additional programs with OSL partners and events that may require assets of GL and OSL.
f)	In addition to the above, OSL will specifically agree to those items listed in Exhibit C attached.

6)
The parties will use their best efforts to jointly market the Products to members and potential members of the GL and OSL, but neither party shall have any ownership in the database of the other party. Nothing herein shall be construed as to restrict in any way either party’s ability to increase or enhance its database.

7)	It is understood and agreed that OSL will be entering into similar marketing agreements with other membership groups and that there are no restrictions on OSL’s ability to do so.

Nothing in this agreement restricts OSL or GL from delivering its general services or fulfill its mission.

8)	It is also agreed that the endorsement and exclusive marketing rights granted herein by the GL to OSL are integral to OSL’s business strategy and the primary consideration for the fees sharing.

9)
The GL will only receive fees sharing for a portion of fees generated by its members, prospects or other introductions that produce members or rewards usage.  Due to the fact that OSL will be entering into marketing agreements with other membership groups it is possible that there may be more than one membership group claiming a fees share from a particular member. OSL will use its good faith efforts to resolve any disputes or conflicts in a fair and equitable way and to enact policies and procedures from time to time to avoid, if possible, any conflicts and to resolve them if necessary. Possible solutions may include but are not limited to sharing of pooled fees, first in first out, customer registration, customer choice and others. OSL will establish such policies that in its good faith belief will fairly distribute any overlapping fees claims between appropriate membership groups. OSL’s decisions shall be final, in these cases. OSL shall not be required to distribute in aggregate more than one fees share portion for any one fees item. Additionally it is understood that the GL shall only be entitled to a fees share for fees generated from its members or efforts.

10)
The initial term of this Agreement shall be one year from the Term Start Date. The Agreement shall automatically renew for successive one year terms unless terminated in writing 180 days or more prior to renewal pursuant to paragraph 9) below.  After 6 months if either party is not satisfied with the relationship they can give 30 days notice of termination.

11)
In the event of any material default, OSL or the GL shall notify the other party of such default and if such default is not cured within 60 days of receipt of such notice, either party may terminate the Agreement. In the event this Agreement is terminated a)no fees share payments will be due after the date of notice of termination, b)each party will use its good faith efforts to cease representing that an exclusive endorsement or marketing relationship exists and c)neither party shall be restricted from marketing any products or services to any customers.

12)
The GL understands that Products are owned by OSL Holdings, Inc. a publicly traded company and is therefore subject to various disclosures, reporting, compliance and securities related rules and regulations and agrees to comply with all such rules and regulations when necessary and not to take any actions that may prevent OSL from complying with such obligations.

13)
Choice of Law. This Agreement, and any dispute arising from the relationship between the parties to this Agreement, shall be governed by New York  law, excluding any laws that direct the application of another jurisdiction’s laws.

14)
Notice. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed as follows:

If to: OSL	Attention: Bob Rothenberg,
C/O OSL Holdings, Inc.	President
60 Dutch Hill Road, Suite 15	Fax: (845) 363-6779
Orangeburg NY 10962

If to GL:	Attention: Frank Mastronuzzi
c/o OneGoodLove	Fax: (xxx) xxx-xxxx

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be effective only upon delivery, which for any notice given by facsimile shall mean notice which has been received by the party to whom it is sent as evidenced by confirmation slip.

15)
Modification of Agreement. This Agreement may be supplemented, amended, or modified only by the mutual agreement of the parties. No supplement, amendment, or modification of this Agreement shall be binding unless it is in writing and signed by all parties.

16)
Entire Agreement. This Agreement and all other agreements, exhibits, and schedules referred to in this Agreement constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement.

17)
Severability of Agreement. If any term or provision of this Agreement is determined to be illegal, unenforceable, or invalid in whole or in part for any reason, such illegal, unenforceable, or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable, and valid provision that is as similar in tenor to the stricken provision as is legally possible.

18)
Waiver. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies

19)
Necessary Acts, Further Assurances. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

20)	This Agreement may be executed in counterparts and by fax.

21)
Headings. The headings in this Agreement are included for convenience only and shall neither affect the construction or interpretation of any provision in this Agreement nor affect any of the rights or obligations of the parties to this Agreement.

22)
Representation on Authority of Parties/Signatories. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party’s obligations hereunder have been duly authorized and that the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

Agreed to:	Dated:

Association:

Name:		Title:

OSL Holdings, Inc:

Name:		Title:

Exhibit A:  Program Overview

We provide businesses with the ability to drive more business by issuing and/or redeeming the Reward Currency to/from customers when shopping at the store or online. The merchant can decide how much Reward Currency to issue or redeem for each item as a percentage of the item price. The percentage allowed for issuance and redemption is subject to the effective program rules as set by the Company. The key benefit for the consumers in the Loyalty Program is the ability to immediately earn and redeem Reward Currency for savings at point of sale without the need to use a specific form of payment. For businesses, the key benefit is the ability to participate in a Loyalty Program that spans across multiple participating merchants enabling access to consumers otherwise not as easily accessible.

The loyalty platform will enable: (a) members to join the OSLH program, use reward currency toward purchases online and at participating brick and mortar locations, and identify participating brick and mortar merchant locations by zip code (b) Issuers to issue currency, (c) merchants to join as issuers and/or redeemers and (d) Partners to manage the database related to all members, Issuers and merchants relationships via reporting portals. Also, the loyalty platform is responsible to provide the functionality to process the loyalty transactions in real-time and apply discounts at the point of purchase. Such processing includes identifying the member, Issuer and merchant related to the transaction, calculating the rules for issuance and redemption for the items purchased, updating the member account balance accordingly, and billing the charges to the merchant account.

Components of Launch in Los Angeles with GL

There are three key aspects of the launch.

1.  Member acquisition and Promotion

OSL will draw from its access to the entire US consumer databases, partner member bases, media inventory and permissioned email files to acquire new members and promote GL and OSL partnership.  We will also need to draw from whatever consumer lists that GL has as well as supplementing that list with whatever other available resources that would allow for zip code specific targeted member acquisition (focusing in LA market) for the July launch of program.  We would target the consumer with a performance based deliverable I.e. perhaps an online survey, developed in concert with OneGoodLove, whose completion would trigger an award of reward dollars. We will draw on our relationships with national and local media outlets, and local chambers amongst others to aggressively build the membership base upon signature of agreement with a targeted retail launch date of July 1.

2. Merchant acquisition

We envision a split effort running concurrently.

A) Brick and mortar:  Initially geographically limited to metro LA and its surrounding environs with immediate focus on retailers with multiple locations as well as where existing relationships exists while supplementing whose efforts with zip code specific acquisition efforts.  We will recruit the local chambers and advocacy groups to assist in introductions and referrals.  We will recruit local feet on the ground that would be compensated by OSL, in the LA market, to focus full time on the acquisition effort. We will develop retail stickers and collateral that promote program participation.

b) Online:   We will divide these efforts by targeting through LGBT outreach to LGBT owned online vendors, current LGBT sponsors, online aggregators that consolidate hotels, spas, flowers, recreational venues /restaurant reservation pickup services as applicable.  The goal is critical mass at date of launch.

3. Brand participation

Through rewards and GF we can demonstrate the power of the LGBT consumer to impact brands and a lifestyle.  We can create additional sponsorship opportunities for GL to offer as well as access to OSL’s partners and corporations.  We would look at brands carried by participating retailers such as Macy’s ,I.e. develop and promote programs that may be tracked thru our system that validate that strength, drive sales and provide intelligent data, both at store level and by providing incremental data tracking buying patterns outside the primary retail venue.

Bottom line to me is that a well thought out program should offer the LGBT community, OneGoodLove and OSL the ability to unite and bind that community cohesively so as to leverage that demographic buying power.

Exhibit B:  Non-Conflicting Agreements

1. Include any additional agreements here

Exhibit C:  Partnership Elements

1.	OSL will give GL founding partner status. Founding partner status includes but is not limited to:
a.	GL will receive 2 impressions of promotion to LGBT focused audience for every 1 impression OSL receives to GL’s members who are not members of OSL’s rewards for promotion of the rewards program.
b.	OSL agrees to give GL premier positioning (no one above them online) for online dating category within rewards website.
c.	OSL agrees to give GL premier inclusion (no partner logo bigger than GL) on any promotion of online dating category for rewards program.
d.
OSL agrees to give GL logo inclusion for promotion (website or printed) of partners of rewards if more than 3 partners are promoted, logo will not be less than 1/3 of the size of any other partner logo.

e.	OSL agrees to cross promote GL at partner events in similar fashion as other founding partners, with approval of partner.